KPMG LLP
811 Main Street
Houston, TX 77002

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-258885, 333-209871, 333-211495, 333-222128, 333-225727, and 333-232227) on Form S-8 and the registration statement (No. 333- 263708) on Form S-3 of our report dated March 14, 2023, with respect to the consolidated financial statements of Team Inc.

Houston, Texas March 14, 2023